Exhibit 14.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement of Federated MDT Tax Aware/All Cap Core Fund, a portfolio of Federated MDT Series, and to the incorporation by reference of our reports, dated September 21, 2009, on the financial statements and financial highlights of Federated MDT Tax Aware/All Cap Core Fund and Federated MDT All Cap Core Fund, included in the Annual Reports to Shareholders for the year ended July 31, 2009, in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14.

We also consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Highlights” in the Federated MDT Tax Aware/All Cap Core Fund and Federated MDT All Cap Core Fund Statements of Additional Information and Prospectuses, respectively, dated September 30, 2009, on Form N-1A, which were filed with the Securities and Exchange Commission in Post-Effective Amendment No. 9 (File No. 333-134468), and are incorporated by reference into the Statement of Additional Information and Prospectus/Proxy Statement, respectively, included in this Registration Statement on Form N-14.  We further consent to the incorporation by reference of our reports, dated September 21, 2009, on the financial statements and financial highlights of Federated MDT Tax Aware/All Cap Core Fund and Federated MDT All Cap Core Fund, included in the Annual Reports to Shareholders for the year ended July 31, 2009, which is also incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 23, 2009